Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Jack in the Box Announces Leadership Transition to Strengthen Organizational Focus

SAN DIEGO, Calif. November 26, 2024 – Jack in the Box Inc. (NASDAQ: JACK) announced today a strategic leadership restructure as Tony Darden, SVP, Chief Operating Officer, will depart from his role. Darden has been a valued member of the Jack in the Box executive team since June 2021.
“It has been an incredible privilege to work alongside such talented colleagues and franchisees at Jack in the Box the past few years,” says Darden. “I am immensely proud of what we achieved together during my time here.”
Darden’s departure is consistent with a planned restructure that includes Ryan Ostrom, currently serving as EVP, Chief Marketing & Digital Officer, assuming responsibility for Jack Operations in addition to his current function. Ostrom has been named Chief Customer & Digital Officer, effective December 6, 2024.
“We are grateful for Tony’s dedication and the many contributions he’s made to the Jack in the Box brand,” said CEO, Darin Harris. “As we look to the future, we have a greater focus on customer centricity and are confident that Ryan’s proven leadership and deep understanding of our customers will help us execute that drive.”
Ostrom has been with the company since February 2021, leading the path for the Jack in the Box and Del Taco digital transformation and modernizing how customers engage with the brands. In this new role, he will continue to drive their initiatives of building brand loyalty and driving operations excellence while fostering alignment and efficiency across teams.
“I am excited to lead this next chapter for the company as this evolution will help us create greater alignment and focus,” said Ostrom. “I am confident that we will navigate this transition seamlessly and continue to drive value for our customers.”

Exhibit 99.1

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 17 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.